Exhibit 99.1
Sunair Services Corporation
Boca Raton, FL — February 5, 2009 — Sunair Services Corporation (AMEX: SNR) has reviewed the Information Statement on Schedule 14C and Schedule 13D filing which Michael Brauser, Michael Herman and Dru Schmitt (the “Group”) filed with the Securities and Exchange Commission on February 2, 2009. Sunair believes that the Information Statement and Schedule 13D filing contain numerous false and misleading statements and it intends on taking appropriate action to correct these misstatements.
Based on the Information Statement which was filed on February 2, 2009, it appears that the Group may not have the votes that are required to remove Sunair’s current Board members (except Charles Steinmetz) and replace them with the Group’s nominees. To attempt to obtain the required votes, Sunair believes that the Group may be engaging in an unauthorized solicitation of proxies in violation of Section 14 of the Exchange Act. Shareholders should also be advised that Charles Steinmetz has stated that he will not execute a written consent to remove the current Board. Mr. Steinmetz was the majority owner of Middleton Pest Control from 1977 until it was purchased by Sunair in July 2005 and has served as a member of the Board of Directors since that time.
The Group implies in the Schedule 13D filed on February 2, 2009 that Sunair received a definitive offer from Massey Services which would have resulted in each Sunair shareholder receiving $3.00 per share. This statement is inaccurate and misleading. Sunair and Massey had not agreed on definitive terms for the transaction and the offer was contingent on several items, including financing.
Sunair believes that Mr. Brauser favors a transaction with Massey Services, as opposed to other potential purchasers, because he would receive a $1 million consulting fee from Massey Services if the transaction closes. Sunair wishes to maximize value for all of its shareholders (not just Mr. Brauser) and has therefore retained Hyde Park Capital, a well respected investment banking firm, to assist it in exploring the best strategic options for the company.
Finally, we note that Sunair’s financial performance has improved significantly since Jack Ruff was appointed CEO in July 2008. Mr. Ruff has made numerous changes to Sunair’s operations which significantly reduced our losses from continuing operations. Sunair incurred a loss from continuing operations of $(411,916) for the fiscal fourth quarter ending September 30, 2008, or $(0.03) per basic and diluted share, compared to a loss of $(2,956,993) for the same quarter last year, or $(0.22) per basic and diluted share. In addition, the last of our legacy business has been sold allowing management to focus solely on the pest control and lawn care business.
ABOUT SUNAIR
Sunair Services Corporation, a Florida corporation, through its wholly owned subsidiary, Middleton Pest Control, Inc., with headquarters located in Orlando, Florida, provides pest control and lawn care services to both residential and commercial customers. Middleton provides essential pest control services and protection against termites and insects to homes and businesses. In addition, Middleton supplies lawn care services to homes and businesses, which includes fertilization treatments and protection against disease, weeds and insects for lawns and shrubs. For more information about Sunair, please visit http://www.sunairservices.com.